Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 17, 2009, by and between Protalix BioTherapeutics, Inc., a Florida corporation (the “Company”), and Sandra Lauterbach (the “Executive”) (each of the Company and Executive shall be referred to herein, as a “Party” and collectively, the “Parties”).
     WHEREAS, the Company is engaged, inter alia, in the research and development of proteins and expression thereof in plant cells cultures; and
     WHEREAS, the Company desires to employ the Executive in the position of Company’s Vice President, Sales and Commercial Affairs and the Executive desires to be employed by the Company in such position, on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:
     1. Executive’s Duties and Obligations.
          (a) Employment Term. The employment of the Executive by the Company shall commence on December 18, 2009 (the “Effective Date”) and continue until the employment is terminated in accordance with Section 5 (the “Term”).
          (b) Duties. The Executive shall serve as the Company’s Vice President, Sales and Commercial Affairs. The Executive shall at all times report directly to the Company’s Chief Executive Officer (“CEO”).
          (c) Location of Employment. The Executive’s principal place of business shall be in Boston, Massachusetts; provided, that the Executive agrees and acknowledges that the performance by the Executive of her duties shall require frequent travel including, without limitation, overseas travel from time to time. Notwithstanding the foregoing, the Executive agrees and acknowledges that the principal location of her employment by the Company may require relocation at the Company’s sole discretion. If the Company, in its sole discretion, elects to transfer the principal location of the Executive’s employment, the Company shall reimburse the Executive for the relocation costs incurred in connection with the relocation to the extent customarily provided to a vice president of a pharmaceutical company of the Company’s size. The Company agrees and acknowledges that such costs will include: (i) customary and reasonable closing costs and realtor fees for the sale of the Executive’s home at the time of relocation; (ii) costs relating to the packing, transporting, storage, and unpacking of household goods; (iii) customary and reasonable closing costs in connection with the Executive’s purchase of a new residence in reasonable proximity to the new principal place of business; and (iv) interim housing if necessary (in case the Executive’s current home does not sell in a timely manner); provided, that in no event shall the Company be obligated to reimburse the Executive for, or pay, in excess of $50,000 under this Section 1(b). The Executive agrees to use commercially reasonable efforts to cause the relocation to take place within a reasonable amount of time after the Company elects to transfer the principal location of the Executive’s employment. Notwithstanding anything in this Agreement to the contrary, if it shall be determined that the relocation costs would be subject to any income tax, then the Executive shall be entitled to receive an additional payment in an amount such that after payment by the Executive of all income taxes imposed upon such additional payment, the Executive retains an amount of the additional payment equal to the income tax imposed upon the relocation costs.
          (d) Company Policies. The Executive agrees and acknowledges that she has been provided with a copy of the policies adopted by the Company titled: “Code of Business Conduct and Ethics,” “Insider Trading Policy” and “Pre-clearance and Blackout Policy” and undertakes to comply and perform her duties and obligations under this Agreement in accordance with the provision of such policies.
     2. Devotion of Time to Company’s Business.
          (a) Full-Time Efforts. The Executive shall be employed on a full-time basis. The Executive shall devote her full and undivided attention and full working time to the business and affairs of the Company and the fulfillment of her duties and responsibilities under this Agreement. During the Term, the Executive shall not engage in any other employment nor engage in any other business activity or render any commercial or professional services, with or without compensation, for any other person or entity. The Executive shall notify the Company immediately of any event or circumstance which may hinder the performance of her obligations hereunder or result in the Executive having a conflict of interest with her position with the Company.
          (b) Duties and Obligations.
          The Executive’s duties and responsibilities shall be those duties and responsibilities customarily performed by a Vice President, Sales and Commercial Affairs of a biopharmaceutical company, as may be determined from time to time by the CEO. These will include, inter alia, the following:
•	Define, build, and lead the optimal commercial structure of the Company to enable full potential of current and future pipeline candidates;

•	Optimize the Company’s commercial model by leveraging and managing external alliances/partnerships;

•	Develop short and long-term strategic business plans to develop and build product strength and ensure global market success;

•	Lead and direct cross-functional team members and partners (i.e. Medical, Regulatory, Promotion, Agency, PR, Operations, etc.) in the development of strategic and operational commercial plans;

•	Contribute to shaping the Company’s overall clinical and development strategy by integrating market dynamics, competitive intelligence, and input from external experts; and

•	Assess business development and licensing opportunities including participation in due diligence visits.

     3. Compensation and Benefits.
          (a) Base Compensation. During the Term, the Company shall pay to the Executive (i) base annual compensation (“Base Salary”) of $180,000, payable in accordance with the Company’s regular payroll practices and less all required withholdings and (ii) additional compensation, if any, and benefits as hereinafter set forth in this Section 3.
          (b) Bonuses. During the Term, the Executive shall be eligible to one or more bonuses, which may be paid in either cash or equity, or a combination thereof, at the sole discretion of the Compensation Committee of the Board, or by the Board of Directors, after consultation with the CEO; provided, that the Company shall be under no obligation whatsoever to pay a discretionary bonus at any time during the Term. Such bonuses may be time-based, milestone-based or based upon any other criteria set by the Compensation Committee of the Board, or by the Board of Directors.
          (c) Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to its employees in the United States on substantially the same basis that such benefits are provided to such executives or employees (including, without limitation profit-sharing, savings and other retirement plans (e.g., a 401(k) plan) or programs, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded); provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs or arrangements. Notwithstanding anything herein to the contrary, during the Term, the Executive shall be entitled to receive (i) $750 per month to pay for the costs incurred by the Executive to maintain personal health insurance (“Health Care Costs”) and (ii) up to $540 per month in lieu of a matching contribution by the Company to a 401(k) plan (the “401(k) Allocation”). The Executive acknowledges and agrees that the Health Care Costs and the 401(k) Allocation shall cease to be payable immediately upon the Company’s adoption of a health care insurance plan and a 401(k) plan that are available to the Executive. The Executive further agrees and acknowledges that the 401(k) Allocation shall only be payable by the Company if and to the extent the Executive deposits the same amount in a self-funded retirement plan and shall not exceed an amount equal to 50% of the Executive’s deposit of up to 6% of the Executive’s Base Salary (or 3% of the Executive’s Base Salary). The Company agrees to use commercially reasonable efforts to adopt a health care insurance plan for its employees within one year of the Effective Date. Notwithstanding anything in this Agreement to the contrary, if it shall be determined that the Health Care Costs would be subject to any income tax, then the Executive shall be entitled to receive an additional payment in an amount such that after payment by the Executive of all income taxes imposed upon such additional payment, the Executive retains an amount of the additional payment equal to the income tax imposed upon the Health Care Costs. The Health Care Costs and the 401(k) Allocation shall be payable on a pro rata basis for periods of less than one year.

          (d) Car Allowance. The Executive shall be entitled to a car allowance equal to $30,000 per year; provided, that such allowance shall be paid in accordance with the Company’s regular payroll practices and less all required withholdings; provided, further, that the allowance shall be payable on a pro rata basis for periods of less than one year.
          (e) Cell Phone. The Executive shall be entitled to a cell phone provided by the Company; provided, that allowance the Company shall not be required to pay more than $1,250 per month.
          (f) Options. The Company shall recommend to the Compensation Committee and the Audit Committee of its Board of Directors that the Executive be granted a stock option (the “Option”) to purchase 160,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Option shall be granted under the Company’s 2006 Stock Incentive Plan (the “Plan”). Such recommendation shall include that the Option be subject to the following additional terms and conditions: (i) vesting over a period of four years as follows: 25% of the Option shall vest upon the lapse of one year from the date of grant of the Option (the “Initial Vesting Date”) and the remainder of the Option shall vest on a quarterly basis in 12 equal installments, commencing on the Initial Vesting Date; (ii) a purchase price per Share to be determined by the administrator of the Plan in accordance with applicable laws and regulations and shall be not less than the market price of the Common Stock as of the date of grant; (iii) the Executive must execute the standard option agreement required under the Plan; and (iv) all of the outstanding Options shall vest automatically upon a Change of Control (as defined in the Plan).
          (g) Vacations. During the Term, the Executive shall be entitled to 20 days paid vacation per year, to be earned ratably throughout the year, five days of which may be carried over from year to year; provided, that in no event shall the aggregate number of such vacation days carried over to any succeeding year exceed 10 days. The Executive shall coordinate her vacation days in advance with the CEO. Paid holidays shall include the following holidays in the United States: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the Friday immediately following Thanksgiving Day, Christmas Eve, Christmas Day, New Year’s Eve.
          (h) Sick Leave. The Executive shall be entitled to 10 days of fully-paid sick leave per year (pro rated for periods of less than one year).
          (i) Reimbursement of Business Expenses. The Executive shall be entitled to full reimbursement from the Company for reasonable expenses incurred in connection with the performance of her duties hereunder, but not including travel and travel-related expenses, up to a limit of $2,000 per month, upon submission of substantiating documents, in accordance with the Company’s policies. The Executive shall be entitled to full reimbursement from the Company for reasonable expenses incurred in connection with travel and travel-related expenses in connection with the performance of her duties hereunder, upon submission of substantiating documents, in accordance with the Company’s policies. The reimbursement of any expenses in excess of the foregoing limit shall require the prior approval of the CEO.
     4. Non-Competition and Non-Solicitation.

          (a) Non-Competition During and After Employment. During the Term and for 12 months following the applicable date of termination (the “Restricted Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company, either as an employee, employer, consultant, contractor, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity (X) compete with the Company in the business of developing or commercializing recombinant therapeutic proteins or any other category of compounds which forms the basis of the Company’s material products under development or marketed products as of the applicable date of termination or (Y) hire, solicit, encourage, induce or endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any person who is employed or engaged by the Company as an employee, agent, consultant or independent contractor or who was so employed or engaged at any time during the six months preceding the applicable date of termination.
          (b) Non Solicitation of Business. The Executive agrees that during the Restricted Period, she will not directly solicit any business which is similar to the Company’s business from individuals or entities that are customers, suppliers or contractors of the Company or any of its subsidiaries or affiliates without the prior written consent of the CEO.
          (c) Reformation. To the extent that the restrictions imposed by this Section 4 are interpreted by any court to be unreasonable in geographic and/or temporal scope, such restrictions shall be deemed automatically reduced to the extent necessary to coincide with the maximum geographic and/or temporal restrictions deemed by such court not to be unreasonable.
     5. Termination of Employment.
          (a) This Agreement shall be in effect commencing as of the Effective Date and shall continue in full force and effect for an undefined period, unless and until terminated by either Party upon 60 days’ prior written notice to the other Party. Each of such prior notice periods shall be referred to as the “Notice Period,” as applicable.
          (b) Notwithstanding anything herein to the contrary, the first month of employment hereunder shall be a trial period and therefore this Agreement may be terminated by either party effective immediately and without need for prior written notice.
          (c) Notwithstanding anything herein to the contrary, the Company may terminate this Agreement in the event of the inability of the Executive to perform her duties hereunder, whether by reason of injury (mental or physical), illness or otherwise, incapacitating the Executive for a period exceeding 45 calendar days and shall terminate automatically upon the death of the Executive. The determination of whether the Executive has been incapacitated shall be made in good faith by the Company.
          (d) Notwithstanding anything herein to the contrary, the Company may terminate this Agreement at any time, effective immediately and without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause. For the purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) any breach by the Executive of her fiduciary duties or duties of care to the Company and its subsidiaries and affiliates; (iii) the Executive’s dishonesty or fraud or felonious conduct; (iv) the Executive’s embezzlement of funds of the Company or its subsidiaries or affiliates; (v) any conduct by the Executive, alone or together with others, which is materially injurious to the Company and its subsidiaries and affiliates, financially or otherwise; (vi) the Executive’s gross negligence or willful misconduct in the performance of her duties and/or responsibilities hereunder or to the Company; (vii) the Executive’s disregard or insubordination of any lawful resolution and/or instruction of the CEO with respect to the Executive’s duties and/or responsibilities to the Company; (viii) the occurrence of an event or circumstance which may result in the Executive having a conflict of interest with respect to the Company and its subsidiaries and affiliates without the Executive having notified the Company thereof, as provided herein; or (ix) any breach by the Executive of her confidentiality undertakings to the Company.
          (e) Prior to the end of the Term or the termination of this Agreement, the Executive shall cooperate with the Company and assist the integration into the Company’s organization of the person or persons who will assume the Executive’s responsibilities, pursuant to Company’s instructions. At the option of the Company, the Executive shall, during such period, either continue with her duties or remain absent from the premises of the Company, subject to applicable law. At any time during the Notice Period, the Company may elect to terminate this Agreement and the relationship with the Executive immediately; provided, that the Executive shall be entitled to all payments and other benefits due to her hereunder as she would have been entitled to receive for the remaining period of the Notice Period.
          (f) Upon termination of the Executive’s employment with the Company hereunder for any reason whatsoever, the Company shall have no further obligation or liability towards the Executive in connection with her employment as aforesaid. The Company may set-off any outstanding amounts due to it by the Executive against any payment due by the Company to the Executive, subject to applicable law. Without limiting the generality of the foregoing, if the Executive fails to comply with her notice or other obligations hereunder or under applicable law, the Company shall be entitled to set-off any amount to which the Executive would have been entitled during the Notice Period, from any payment due from the Company to the Executive, all without prejudice to any other remedy to which the Company may be entitled pursuant to this Agreement or applicable law.
          (g) The provisions of Sections 4, 5(f), 5(g), and 6, and the applicable provisions of Section 11 and any provision of the policies specified in Section 1(c) that by its terms survives the termination of employment shall survive the termination or expiration of this Agreement for any reason whatsoever.
     6. Confidentiality
          (a) The Executive hereby agrees that she shall not, directly or indirectly, disclose or use at any time any trade secrets or other confidential information of any type or nature, whether patentable or not, of the Company, its subsidiaries or affiliates now or hereafter existing, including but not limited to: any (i) processes, formulas, trade secrets, copyrights, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, patents, patent applications and know-how of any type or nature; (ii) marketing plans, business plans, strategies, forecasts, financial information, budgets, projections, product plans and pricing; (iii) personnel information, salary, and qualifications of employees; (iv) agreements, customer and supplier information, including identities and product sales forecasts; and (v) any other information of a confidential or proprietary nature (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during the Term or otherwise in the course of her employment by the Company, whether or not developed by the Executive, it being agreed that for purposes of this Section 6, the term Confidential Information shall not include information that has entered into the public domain through no wrongful act by Executive. Upon termination or expiration of this Agreement, or at any other time upon request of the Company, the Executive shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Executive.
          (b) The Executive hereby acknowledges and that all Confidential Information and any other rights in connection therewith are and shall at all times remain the sole property of the Company.
     7. Creations and Inventions.
          (a) The Company shall be the sole and exclusive owner of any Inventions (as defined below), and Executive hereby assigns to the Company any and all of her rights, title and interest in such intellectual property free and clear of any rights of any third party. The Executive shall inform the Company of any Invention relating to the Company’s technology, its applications components or any intellectual property relating thereto, and shall execute any necessary assignments, patent forms and the like and will assist in the drafting of any description or specification of the Invention as may be required for the Company’s records and in connection with any application for patents or other forms of legal protection that may be sought by the Company. The Executive shall treat all information relating to any Invention as Confidential Information according to Section 6.
          (b) Without limiting the foregoing, “Inventions” shall include any and all intellectual property, including without limitation, ideas, inventions, processes, formulas, source and object codes, data, programs, know how, improvements, discoveries, designs, techniques, trade secrets, patents and patents applications, copyrights, mask work and any other intellectual property rights throughout the world, generated, produced, reduced to practice, or developed by the Executive during or in connection with her employment by the Company.
          (c) The Company’s rights under this Section 7 shall be worldwide and shall apply to any such Invention notwithstanding that it is perfected or reduced to specific form after the Executive has ceased her services hereunder.
     8. Injunctive Relief. If the Executive breaches any provisions of any of Sections 4, 6 or 7, or there is a threatened breach thereof, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained therein and for reimbursement for the costs and attorney’s fees incurred by the Company in enforcing its rights thereunder. The

Executive agrees and acknowledges that her compensation under this Agreement are being paid, for among other reasons, as consideration for the undertakings set forth in each of Sections 4, 6 or 7. If an actual proceeding is brought in equity to enforce the provisions of any of Sections 4, 6 or 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.
     9. Notices. Any and all notices and other communications in connection with this Agreement shall be in writing, addressed to the parties as follows:

(a)	if to the Company:

Protalix BioTherapeutics, Inc. 2 Snunit Street POB 455 Carmiel 20100, Israel Attn: CEO or CFO

(b)	if to the Executive:

Sandra Lauterbach The address on file with the records of the Company
All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 9 shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and electronic confirmation of transmission or, if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of transmission; (ii) if sent by registered mail, upon three days of mailing; (iii) if sent by messenger, upon delivery; (iv) the actual receipt thereof. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.
     10. Withholding. The Company shall be entitled to withhold all federal, state or local withholding or other taxes from payments due under this Agreement.
     11. Miscellaneous.
          (a) Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules of such State. Any dispute arising out of or relating to this Agreement shall be exclusively resolved in the Courts of the State of New York.
          (b) Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.
          (c) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determination shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.
          (d) Successors and Assigns. Neither this Agreement nor any of the Executive’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Executive without the prior consent in writing of the Company. The Company shall be entitled to assign its rights and obligations hereunder to any entity acquiring a material part of its assets or to a subsidiary, affiliate or parent company thereof.
          (e) Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.
          (f) Waivers. The observance of any term of this Agreement may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which/whom such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
          (g) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and cancels and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to such subject matters.
          (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.
          (i) Headings; Interpretation. Section and Subsection headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.
     12. No Contract of Employment. Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

     13. Executive Acknowledgement. The Executive hereby acknowledges that she has read and understands the provisions of this Agreement, that she has been given the opportunity for her legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that she has received a copy of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first above written.

PROTALIX BIOTHERAPEUTICS, INC.
By:	/s/ David Aviezer
	Name:	David Aviezer, Ph.D
	Title:	CEO

/s/ Sandra Lauterbach
	Name:	Sandra Lauterbach